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PRICING SUPPLEMENT NO. 43                             Rule 424(b)(2)
TRADE DATE 10/18/98                                  Registration No. 33-58365
(To Prospectus Supplement dated May 15, 1995
including the Prospectus dated April 5, 1995)         CUSIP Number: 89350 LHN 5

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                                        $3,000,000.00
                              TRANSAMERICA FINANCE CORPORATION
                                 MEDIUM-TERM NOTES, SERIES E
                      Due from 9 Months to 30 Years from Date of Issue

Floating Rate Note (X)                                    Fixed Rate Note ( )
Senior Medium-Term Note (X)                               Subordinated Medium-Term Note ( )

Principal Amount:      $50,000,000.00                     Issue Price: 100%
Original Issue Date:   10/21/98                           Specified Currency: U.S. Dollars
Interest Accrual Date: 10/21/98                           Maturity Date: 11/18/99

Redemption Date(s): None                                  New         Notice of
                                                          Maturity    Renewal
                                                          Date(s):    Date(s):
Redemption Price(s): N/A
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):    N/A
Repayment Date(s):   None                                 Interest Payment Period:
                                                               Quarterly
Repayment Price(s):  N/A                                  Interest Payment Dates:
                                                            18th of each May, August,
                                                            November and February
Original Issue Discount                                     (or modified following business
Note:  ( ) Yes    (X) No                                      day)
Total Amount of OID:        N/A
Yield to Maturity:          N/A
Initial Accrual Period OID: N/A                           Global Security: (X) Yes   ( )
Method Used to Determine                                  Exchange Rate Agent:   N/A
Yield to Maturity and Initial                             Historical Exchange Rate:  N/A
Accrual Period OID:         N/A

(Only applicable to Floating Rate Notes):                 Spread (plus or minus):   +.25
  Initial Interest Rate:   5.45                           Spread Multiplier:        N/A
  Index Maturity:          3 Month                        Maximum Interest Rate:    N/A
  Base Rate(s):            LIBOR                          Minimum Interest Rate:    N/A
    If LIBOR, Designated LIBOR Page:                      Calculation Rate Agent:   Bank of
    ( ) LIBOR Reuters                                                               Montreal
    (X) LIBOR Telerate page 3750                          Name of Agent: First Chicago
Index Currency: U.S. Dollars                                             Capital Markets
Interest Reset Period: Quarterly                          Agent's Discount or
Interest Reset Dates:  Same as interest                   Commission: $75,000,000
                         payment dates                    Net Proceeds to Co: $49,925,000.00


(X) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (X) 100% of Principal Amount ( ) _____% of Principal Amount

( ) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at:
( ) a fixed initial pubic offering price of 100% of the principal amount; ( ) a fixed initial public offering price of _____% of the principal amount; ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.
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